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

                                                             Exhibit 11
                      Stone Container Corporation
          Computation of Basic and Diluted Net Loss per Share
                    (in millions, except per share)
                                Three Months Ended       Nine Months Ended
                                  September 30,            September 30,
                                   1998         1997         1998        1997
Basic Earnings Per Share
Shares of Common Stock:
 Weighted average number
of common shares                  104.3         99.3        101.3        99.3
outstanding
Basic Weighted Average
Shares Outstanding                104.3         99.3        101.3        99.3

Net loss                      $  (275.5)   $  (98.7)    $  (501.2)  $  (316.1)
Less:
 Series E Cumulative
   Convertible
Exchangeable                      (2.0)        (2.0)        (6.1)       (6.0)
   Preferred Stock
dividend
Net loss used in computing
basic net loss per common     $  (277.5)   $  (100.7)   $  (507.3)  $  (322.1)
share
Basic Earnings Per Share      $  (2.66)    $  (1.01)    $  (5.01)   $  (3.24)

Diluted Earnings Per Share
Shares of Common Stock:
 Weighted average number
of common shares                  104.3         99.3        101.3        99.3
Outstanding
 Dilutive effect of                               --                       --
options and warrants
 Addition from assumed
conversion of 8.875%
convertible senior
subordinated notes                   .7          5.1          3.6         5.1
 Addition from assumed
conversion of 6.75%
convertible debentures              1.3          1.3          1.3         1.3
 Addition from assumed
conversion of Series E
Cumulative Convertible
exchangeable Preferred              3.4          3.4          3.4         3.4
Stock
Diluted Weighted Average
Shares Outstanding                109.7        109.1        109.6       109.1

Net loss                      $  (275.5)    $  (98.7)    $ (501.2)  $  (316.1)
Less:
 Series E Cumulative
Convertible Exchangeable
  Preferred Stock dividend        (2.0)        (2.0)        (6.1)       (6.0)
Add back:
 Interest on 8.875%
convertible senior                   .1           .8          1.6         2.4
Subordinated notes
 Interest on 6.75%
convertible subordinated             .4           .4          1.4         1.4
Debentures
 Series E Cumulative
Convertible Exchangeable
  Preferred Stock dividend          2.0          2.0          6.1         6.0

Net loss used in computing
diluted net income per
common share                  $  (275.0)   $  (97.5)    $  (498.2)  $  (312.3)
Diluted Earnings Per          $  (2.51)    $   (.89)    $  (4.55)   $  (2.86)
Share(A)


(A) Diluted earnings per share for the three and nine months ended September 30, 1998 and 1997 are different from the consolidated financial statements because amounts are anti-dilutive.

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